Exhibit 97.1
DEFI DEVELOPMENT CORP.
CLAWBACK POLICY
Introduction
The Board of Directors (“Board”) of Defi Development Corp. (formerly Janover Inc.) (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 of The Nasdaq Stock Market LLC (“Nasdaq”).
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”) or the Audit Committee of the Board (the “Audit Committee”), or any special committee comprised of members of the Compensation Committee or Audit Committee (the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Administrator in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Administrator (each, a “Covered Executive”).
For the purposes of this Policy, “executive officers” shall include persons subject to reporting and short-swing liability provisions of Section 16 under the Exchange Act. This shall include the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company and any person identified under Regulation S-K Rule 401(b) in the Company’s annual reports and proxy statements. Executive officers of a parent or subsidiary are deemed executive officers of the listed company if they perform such policy-making functions for the listed company or such parent or subsidiary. The policy-making function is not intended to include policy-making functions that are not significant.
Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Administrator will require, as promptly as it reasonably can, reimbursement or forfeiture of any Incentive Compensation, as defined below, received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement (the “Restatement Date”), so long as the Incentive Compensation received by such Covered Executive is in excess of what would have been awarded or vested after giving effect to the accounting restatement. The amount to be recovered will be the excess of Incentive Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, without respect to any taxes paid.
The Restatement Date is defined as the earlier of (i) the date the Board, a Board committee, or management (if no Board action is required) concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:
•Annual bonuses and other short- and long-term cash incentives.
•Stock options.
•Stock appreciation rights.
•Restricted stock.
•Restricted stock units.
•Performance shares.
•Performance units.
•Non-equity incentive plan awards.
Financial reporting measures include any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in-part from such measure. The following examples (and any measures derived therefrom) are non-exhaustive:
•Company stock price.
•Total shareholder return.
•Revenues.
•Net income.
•Operating income.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA).
•Funds from operations and adjusted funds from operations.
•Liquidity measures such as working capital or operating cash flow.
•Return measures such as return on invested capital or return on assets.
•Earnings measures such as earnings per share.
•Profitability of one or more reportable segments.
•Financial Ratios such as accounts receivable turnover and inventory turnover rates.

•Sales per square foot or same store sales, where sales is subject to an accounting restatement.
•Revenue per user or average revenue per user.
•Cost per employee, where cost is subject to any accounting restatement.
•Any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income.
•Capital raised through debt or equity financing.
•Reductions in accounts receivables.
•For the avoidance of doubt, Incentive Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.
•Incentive Compensation includes incentive-based compensation received by a person:
•after beginning service as an executive officer;
•who serves as an executive officer at any time during the performance period for the incentive-based compensation;
•who served as an executive officer while the Company has a class of securities listed on a national securities exchange; and
•who serves as an executive officer during the three fiscal years preceding the Restatement Date).
•For the avoidance of doubt, subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy.
Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Administrator. Incentive Compensation is deemed “received” during the fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if payment or grant of the Incentive Compensation occurs after the end of the period.
If the Administrator cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
Method of Recoupment
The Administrator will determine, in its sole discretion, the method for recouping excess Incentive Compensation hereunder, which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Administrator.
No Indemnification of Covered Executives
The Company shall not indemnify any current or former Covered Executive against the loss of any incorrectly awarded Incentive Compensation, and shall not pay, or reimburse any Covered Executive for premiums for any insurance policy to fund such executive’s potential recovery obligations.
Indemnification of the Administrator
Any members of the Administrator who assist in the administration of this Policy, shall not be personally liable for any action, determination, or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the Administrator under applicable law or Company policy.
Interpretation
The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1, Nasdaq Listing Rule 5608, and any other applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are then listed.
Effective Date
This Policy shall be effective as of the date it is adopted by the Administrator (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded, or granted to any Covered Executive on or after that date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, Rule 10D-1 and Nasdaq Listing Rule 5608 and to comply with any other rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. The Board may terminate this Policy at any time.
Other Recoupment Rights
The Administrator intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability
The Administrator shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Administrator in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K.